Exhibit 99.1

True Drinks Secures $2.0 Million in Debt Financing

IRVINE, CA-- (Marketwire – December 5, 2013) – True Drinks, Inc. (OTC BB: TRUU), a healthy beverage provider with major entertainment and media company licensing agreements for use of their characters on its proprietary, patented bottles, today announced the completion of a $2.0 million term loan from Avidbank.

Dan Kerker, Chief Financial Officer of True Drinks, commented, “The funding of this loan with Avidbank comes as the result of True Drinks being in a much more secure financial position following our equity raise last week. This note enables us to clean up our balance sheet by paying off convertible notes. Avidbank understands our business and will be a valuable partner for us as we continue to grow.”

“I am pleased we were able to put this facility in place for True Drinks,” stated Avidbank Corporate Finance Executive Vice President, Mike Hansen. “They have assembled a high quality team with deep experience in this field. We look forward to a strong and mutually beneficial relationship.”

About True Drinks, Inc.
True Drinks, Inc. is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles. AquaBallTM Naturally Flavored Water, the Company's vitamin-enhanced water that was created as a 0 calorie, sugar-free alternative to juice and soda for kids, is currently being sold into mass-market retailers throughout the United States. For more information, please visit www.theaquaball.com and www.truedrinks.com.

About Avidbank
Avidbank Holdings, Inc. (OTCBB: AVBH) is headquartered in Palo Alto, California. Our goal at Avidbank is to advance our clients’ success by offering innovative financial solutions and service. Our experienced people provide a unique and individualized banking experience based on mutual effort, ingenuity and trust, creating long-term banking relationships. Avidbank specializes in the following markets: commercial and industrial, corporate finance, technology and asset-based lending, real estate construction, commercial real estate lending and real estate bridge financing. Please visit www.avidbank.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:
True Drinks, Inc.
18552 MacArthur Blvd., Ste. 325
Irvine, CA 92612
ir@truedrinks.com
949-203-3500

Alliance Advisors, LLC
Alan Sheinwald
(914) 669-0222
asheinwald@allianceadvisors.net

Valter Pinto
(914) 669-0222 x201
valter@allianceadvisors.net